Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of FlowStone Opportunity Fund of our report dated May 29, 2020, relating to the financial statements and financial highlights of FlowStone Opportunity Fund, which appears in such Registration Statement. We also consent to the references to us under the headings "Financial Statements," "Independent Registered Public Accounting Firm; Legal Counsel" and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
July 1, 2020